As filed with the Securities and Exchange Commission on May 11, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Otter Tail Corporation

(Exact name of registrant as specified in its charter)

Minnesota	27-0383995
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

215 South Cascade Street, Box 496

Fergus Falls, Minnesota 56538-0496

(Address of principal executive offices)(Zip code)

OTTER TAIL CORPORATION NONQUALIFIED RETIREMENT PLAN

OTTER TAIL CORPORATION EXECUTIVE RESTORATION PLUS PLAN

(Full title of the plan)

George A. Koeck, Esq.

General Counsel and Corporate Secretary

215 South Cascade Street, Box 496

Fergus Falls, Minnesota 56538-0496

(Name and address of agent for service)

(866) 410-8780

(Telephone number, including area code, of agent for service)

Copy to:

Gary L. Tygesson, Esq.

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402

(612) 340-8753

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)	$9,000,000	100%	$9,000,000	$1,045.80

(1)	The Deferred Compensation Obligations are unsecured obligations to pay deferred compensations in the future in accordance with the terms of the Otter Tail Corporation Nonqualified Retirement Plan, for which $6,000,000 of Deferred Compensation Obligations are being registered, and the Otter Tail Corporation Executive Restoration Plus Plan, for which $3,000,000 of Deferred Compensation Obligations are being registered.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Otter Tail Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference into this registration statement (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and applicable SEC rules):

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2014;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015; and

(c)	the Company’s Current Reports on Form 8-K filed on February 11, 2015, March 18, 2015, and April 15, 2015.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (other than portions of any such documents that are not deemed “filed” under the Exchange Act and applicable SEC rules).

Item 4.	Description of Securities.

The securities offered hereby are deferred compensation obligations, which are being offered to certain eligible employees of the Company and its participating affiliates under the Otter Tail Corporation Nonqualified Retirement Plan (the “NRP”) and the Otter Tail Corporation Executive Restoration Plus Plan (the “ERPP”). The NRP and the ERPP permit participants to defer, in accordance with the terms thereof, base salary and annual cash incentive compensation (each a “Cash Deferral”). The amount of Cash Deferrals by each participant will be based on elections by each participant under the terms of the NRP and the ERPP. Participants’ accounts under the ERPP will be credited annually with Company contributions equal to a percentage of compensation specified in the ERPP. Participants’ accounts under the NRP and the ERPP may also be credited with discretionary amounts as determined by the Company.

The deferred amounts described above (including the Cash Deferrals and additional amounts credited to a participant’s account) will be credited with earnings and investment gains and losses by assuming that the amount was invested in one or more investment alternatives selected by the participant in accordance with the terms of the NRP and the ERPP. The deemed investment alternatives include various investment funds with different degrees of risk. Participants may reallocate amounts among the various investment alternatives on a quarterly basis for the NRP and on a daily basis for the ERPP. The deferrals will not actually be invested in the investment alternatives available under the NRP and the ERPP. These deemed investment alternatives are merely measuring tools to determine the value of the participant’s account under the NRP and the ERPP. Although a “rabbi trust” has been established which holds assets that are used solely to pay benefits to NRP participants, NRP participants do not have any preferential right to any assets in the trust.

The obligations to make payments under the NRP and the ERPP are unsecured obligations of the Company and are subject to the claims of general creditors of the Company. These obligations will rank equally with other unsecured indebtedness of the Company from time to time outstanding. All amounts payable to participants under the NRP and the ERPP are denominated in U.S. dollars and will be payable on the date or dates selected by each participant in accordance with the terms of the NRP and the ERPP, as applicable, or on such other date or dates as specified in the NRP and the ERPP, as applicable. Rights to payment under the NRP and the ERPP are not convertible into another security. The obligations do not entitle the participant to any right to vote or to receive any dividends on securities of Otter Tail Corporation.

The NRP and the ERPP may be amended prospectively or terminated at any time. No amendment will reduce a participant’s account balance as of the date of such amendment. In no event will the Company be responsible for any decline in a participant’s account balance as a result of the selection, discontinuation, addition, substitution, crediting or debiting of one or more investment alternatives.

A participant’s rights or the rights of any other person to receive payment of deferred compensation obligations may not be sold, assigned, transferred, pledged, garnished or encumbered, except by a written designation of a beneficiary under the NRP and the ERPP.

The foregoing summarizes the material terms and provisions of the deferred compensation obligations. It is not a complete legal description of the deferred compensation obligations, and is qualified in its entirety by reference to the NRP and the ERPP, which are filed as Exhibits 4.1 and 4.2 hereto, respectively and are incorporated by reference.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Minnesota Statutes Section 302A.521 contains detailed provisions for indemnification of directors and officers of domestic or foreign corporations under certain circumstances and subject to certain limitations.

Article VIII of the Bylaws of the Company contains provisions for indemnification of its directors and officers consistent with the provisions of Minnesota Statutes, Section 302A.521.

Article X of the Restated Articles of Incorporation of the Company provides that a director shall not be liable to the Company or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when said Article X became effective.

The Company has obtained insurance policies indemnifying the Company and the Company’s directors and officers against certain civil liabilities and related expenses.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Number	File No.	Previously Filed as Exhibit No.	Description

3.1	Form 8-K filed 7/1/09	3.1	Restated Articles of Incorporation

3.2	Form 8-K filed 7/1/09	3.2	Restated Bylaws

4.1	10-Q for quarter ended 9/30/11	10.1	Otter Tail Corporation Nonqualified Retirement Plan (2011 Restatement)

4.2	Form 8-K filed 2/11/15	10.5	Otter Tail Corporation Executive Retirement Plus Plan (As Amended and Restated)

5.1			Opinion of Dorsey & Whitney LLP

23.1			Consent of Deloitte & Touche LLP

23.2			Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1			Power of Attorney

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fergus Falls, State of Minnesota, on May 11, 2015.

OTTER TAIL CORPORATION

By:	/s/ Kevin G. Moug
Kevin G. Moug
Chief Financial Officer and Senior Vice President
(authorized officer and principal financial officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on May 11, 2015 by the following persons in the capacities indicated.

	Signature	Title

	/s/ Charles S. MacFarlane	President and Chief Executive Officer and Director (principal executive officer)
Charles S. MacFarlane

	/s/ Kevin G. Moug	Chief Financial Officer and Senior Vice President (principal financial and accounting officer)
Kevin G. Moug

	*	Chairman of the Board and Director
Nathan I. Partain

	*	Director
Karen M. Bohn

	*	Director
John D. Erickson

	*	Director
Steven L. Fritze

	*	Director
Kathryn O. Johnson

	*	Director
Timothy J. O’Keefe

	*	Director
Joyce Nelson Schuette

	*	Director
James B. Stake

* By:	/s/ Kevin G. Moug
Kevin G. Moug
Attorney-in-Fact

EXHIBIT INDEX

Number	File No.	Previously Filed as Exhibit No.	Description

3.1	Form 8-K filed 7/1/09	3.1	Restated Articles of Incorporation

3.2	Form 8-K filed 7/1/09	3.2	Restated Bylaws

4.1	10-Q for quarter ended 9/30/11	10.1	Otter Tail Corporation Nonqualified Retirement Plan (2011 Restatement)

4.2	Form 8-K filed 2/11/15	10.5	Otter Tail Corporation Executive Retirement Plus Plan (As Amended and Restated)

5.1			Opinion of Dorsey & Whitney LLP

23.1			Consent of Deloitte & Touche LLP

23.2			Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1			Power of Attorney